Exhibit 99.1

          Jessica Hansen, Vice President of Communications

301 Commerce Street, Ste. 500, Fort Worth, Texas 76102

817-390-8200

January 29, 2013

D.R. HORTON, INC., AMERICA’S BUILDER, REPORTS FISCAL 2013 FIRST QUARTER EARNINGS

FORT WORTH, TEXAS – D.R. Horton, Inc. (NYSE:DHI), America’s Builder, today reported that net income for its first fiscal quarter ended December 31, 2012 increased 139% to $66.3 million, or $0.20 per diluted share. Net income for the same quarter of fiscal 2012 was $27.7 million, or $0.09 per diluted share. Homebuilding revenue for the first quarter of fiscal 2013 increased 39% to $1.2 billion from $0.9 billion in the same quarter of 2012. Homes closed in the quarter increased 26% to 5,182, compared to 4,118 homes in the year-ago quarter.

Net sales orders for the first quarter ended December 31, 2012 increased 39% to 5,259 homes from 3,794 homes in the year-ago quarter and the value of net sales orders increased 60% to $1.3 billion from $0.8 billion. The Company’s cancellation rate (cancelled sales orders divided by gross sales orders) for the first quarter of fiscal 2013 was 22%. The Company’s sales order backlog of homes under contract at December 31, 2012 increased 62% to 7,317 homes from 4,530 homes at December 31, 2011. The value of the backlog increased 80% to $1.8 billion at December 31, 2012 from $1.0 billion a year ago.

The Company ended the quarter with $643.1 million of homebuilding unrestricted cash and marketable securities and net homebuilding debt to total capital of 33.0%. Net homebuilding debt to total capital consists of homebuilding notes payable net of cash and marketable securities divided by total equity plus homebuilding notes payable net of cash and marketable securities.

Donald R. Horton, Chairman of the Board, said, “This quarter was our most profitable first quarter since 2007, with $107.9 million of pre-tax income, a 270% increase from the year-ago quarter. We experienced substantial increases in the number of homes sold, closed and in backlog compared to the year-ago quarter. At the same time, our average sales price has increased due to pricing power, geographic mix and larger average home size. As a result, we achieved dollar value increases in homes sold of 60%, homes closed of 38% and backlog of 80%.

“We experienced broad improvement in demand in most of our markets this quarter, and we significantly increased our investments in homes under construction, finished lots, land and land development to capture this increasing demand. D.R. Horton is the best positioned it has been in its 35 year history. We are looking forward to the spring selling season with optimism.”

The Company will host a conference call today (Tuesday, January 29th) at 10:00 a.m. Eastern time. The dial-in number is 877-407-8033, and the call will also be webcast from www.drhorton.com on the “Investors” page.

D.R. Horton, Inc., America’s Builder, is the largest homebuilder in the United States, based on its 19,954 homes closed in the twelve-month period ended December 31, 2012. Founded in 1978 in Fort Worth, Texas, D.R. Horton has operations in 77 markets in 26 states in the East, Midwest, Southeast, South Central, Southwest and West regions of the United States. The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $100,000 to over $600,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include that D.R. Horton is the best positioned it has been in its 35 year history and that we are looking forward to the spring selling season with optimism.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: potential deterioration in homebuilding industry conditions and the current weak U.S. economy; the cyclical nature of the homebuilding industry and changes in general economic, real estate and other conditions; constriction of the credit markets, which could limit our ability to access capital and increase our costs of capital; reductions in the availability of mortgage financing and the liquidity provided by government-sponsored enterprises, the effects of government programs, a decrease in our ability to sell mortgage loans on attractive terms or an increase in mortgage interest rates; the risks associated with our land and lot inventory; home warranty and construction defect claims; supply shortages and other risks for acquiring land, building materials and skilled labor; reductions in the availability of performance bonds; increases in the costs of owning a home; the effects of governmental regulations and environmental matters on our homebuilding operations; the effects of governmental regulation on our financial services operations; our debt obligations and our ability to comply with related debt covenants, restrictions and limitations; competitive conditions within the homebuilding and financial services industries; our ability to effect any future growth strategies successfully; the impact of an inflationary or deflationary environment; our ability to realize the full amount of our deferred income tax asset; and information technology failures and data security breaches. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K which is filed with the Securities and Exchange Commission.

WEBSITE ADDRESS: www.drhorton.com

D.R. HORTON, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31,	September 30,
	2012	2012
	(In millions)
ASSETS
Homebuilding:
Cash and cash equivalents	$546.4	$1,030.4
Marketable securities, available-for-sale	96.7	298.0
Restricted cash	54.8	49.3
Inventories:
Construction in progress and finished homes	1,909.5	1,682.7
Residential land and lots—developed and under development	2,475.7	1,838.4
Land held for development	629.9	644.1

	5,015.1	4,165.2
Income taxes receivable	—	14.4
Deferred income taxes, net of valuation allowance of $41.9 million at December 31, 2012 and September 30, 2012	683.5	709.5
Property and equipment, net	81.9	72.6
Other assets	454.2	456.8
Goodwill	38.9	38.9

	6,971.5	6,835.1

Financial Services:
Cash and cash equivalents	20.5	17.3
Mortgage loans held for sale	307.9	345.3
Other assets	47.4	50.5

	375.8	413.1

	$7,347.3	$7,248.2

LIABILITIES
Homebuilding:
Accounts payable	$241.8	$216.2
Accrued expenses and other liabilities	856.6	893.8
Notes payable	2,424.3	2,305.3

	3,522.7	3,415.3

Financial Services:
Accounts payable and other liabilities	42.1	50.4
Mortgage repurchase facility	169.4	187.8

	211.5	238.2

	3,734.2	3,653.5

EQUITY
Common stock	3.3	3.3
Additional paid-in capital	1,992.2	1,979.8
Retained earnings	1,749.2	1,743.1
Treasury stock, at cost	(134.3)	(134.3)
Accumulated other comprehensive income	—	0.2

	3,610.4	3,592.1
Noncontrolling interests	2.7	2.6

	3,613.1	3,594.7

	$7,347.3	$7,248.2

D.R. HORTON, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(UNAUDITED)

	Three Months Ended
	December 31,
	2012	2011
	(In millions, except per share data)
Homebuilding:
Revenues:
Home sales	$1,223.3	$884.3
Land/lot sales and other	9.9	1.3

	1,233.2	885.6

Cost of sales:
Home sales	992.8	735.6
Land/lot sales and other	8.2	—
Inventory impairments and land option cost write-offs	1.3	1.4

	1,002.3	737.0

Gross profit:
Home sales	230.5	148.7
Land/lot sales and other	1.7	1.3
Inventory impairments and land option cost write-offs	(1.3)	(1.4)

	230.9	148.6

Selling, general and administrative expense	140.8	119.0
Interest expense	3.2	6.9
Gain on early retirement of debt, net	—	(0.1)
Other (income)	(3.3)	(2.2)

Operating income from Homebuilding	90.2	25.0

Financial Services:
Revenues, net of recourse and reinsurance expense	41.9	21.0
General and administrative expense	25.7	18.9
Interest expense	1.0	0.9
Interest and other (income)	(2.5)	(3.0)

Operating income from Financial Services	17.7	4.2

Income before income taxes	107.9	29.2
Income tax expense	41.6	1.5

Net income	$66.3	$27.7

Other comprehensive income (loss), net of income tax:
Unrealized (loss) gain related to available-for-sale securities	(0.1)	0.1

Comprehensive income	$66.2	$27.8

Basic:
Net income per share	$0.21	$0.09

Weighted average number of common shares	321.1	316.3

Diluted:
Net income per share	$0.20	$0.09

Numerator for diluted income per share after assumed conversions	$72.0	$27.7

Adjusted weighted average number of common shares	364.1	316.5

Other Consolidated Financial Data:
Interest amortized to home and land/lot cost of sales	$24.9	$20.4

Depreciation and amortization	$4.8	$5.0

Interest incurred	$38.1	$28.8

D.R. HORTON, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

Three Months Ended
December 31, 2012
(In millions)
Operating Activities
Net income	$66.3
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	4.8
Amortization of discounts and fees	10.4
Stock based compensation expense	3.5
Deferred income taxes	35.2
Gain on sale of marketable securities	(0.2)
Inventory impairments and land option cost write-offs	1.3
Changes in operating assets and liabilities:
Increase in construction in progress and finished homes	(226.8)
Increase in residential land and lots — developed, under development, and held for development	(612.8)
Decrease in other assets	22.8
Decrease in income taxes receivable	14.4
Decrease in mortgage loans held for sale	37.4
Decrease in accounts payable, accrued expenses and other liabilities	(12.8)

Net cash used in operating activities	(656.5)

Investing Activities
Purchases of property and equipment	(14.0)
Purchases of marketable securities	(26.8)
Proceeds from the sale or maturity of marketable securities	226.7
Increase in restricted cash	(5.5)
Net principal increase of other mortgage loans and real estate owned	(0.2)
Purchases of debt securities collateralized by residential real estate	(18.6)
Payment related to acquisition of a business	(9.4)

Net cash provided by investing activities	152.2

Financing Activities
Proceeds from notes payable	100.0
Repayment of notes payable	(18.4)
Proceeds from stock associated with certain employee benefit plans	2.1
Cash dividends paid	(60.2)

Net cash provided by financing activities	23.5
Decrease in Cash and Cash Equivalents	(480.8)
Cash and cash equivalents at beginning of period	1,047.7

Cash and cash equivalents at end of period	$566.9

D.R. HORTON, INC.

($’s in millions)

NET SALES ORDERS

	Three Months Ended December 31,
	2012		2011
	Homes	Value	Homes	Value
East	528	$141.4	509	$115.3
Midwest	275	89.9	213	59.1
Southeast	1,584	353.5	921	181.1
South Central	1,641	330.6	1,299	233.2
Southwest	247	53.2	249	46.9
West	984	345.5	603	187.6

	5,259	$1,314.1	3,794	$823.2

HOMES CLOSED

	Three Months Ended December 31,
	2012		2011
	Homes	Value	Homes	Value
East	517	$137.4	495	$118.8
Midwest	287	89.4	213	57.7
Southeast	1,374	291.3	1,013	195.6
South Central	1,619	309.3	1,492	266.7
Southwest	383	76.0	279	54.0
West	1,002	319.9	626	191.5

	5,182	$1,223.3	4,118	$884.3

SALES ORDER BACKLOG

	As of December 31,
	2012		2011
	Homes	Value	Homes	Value
East	674	$174.6	620	$144.1
Midwest	413	127.9	288	81.9
Southeast	2,419	527.1	1,193	232.4
South Central	2,254	454.8	1,517	276.0
Southwest	563	112.1	396	69.5
West	994	362.2	516	171.1

	7,317	$1,758.7	4,530	$975.0